Exhibit 99.1

Bidz.com, Inc. Acquires Approximately $6 Million Lot of Jewelry from Colibri Group Bankruptcy Auction

•                  Acquired inventory and intellectual property, trademarks and tools of Krementz, Van Dell, Shiman, Dolan & Bullock, Taylor Avedon, Angelite, Skal, Skalet, Magical Years, Little Miss Pride, Sideways, Darling Diamonds, Fingerprint Locket and others

CULVER CITY, Calif., Mar 27, 2009 (BUSINESS WIRE) — Bidz.com (NASDAQ: BIDZ), a leading online retailer of jewelry, announced today that it has acquired the inventory, intellectual property, trademarks and tools of Krementz, Van Dell, Shiman, Dolan & Bullock, Taylor Avedon, Angelite, Skal, Skalet, Magical Years, Little Miss Pride, Sideways, Darling Diamonds, Fingerprint Locket and others, in the bankruptcy auction of The Colibri Group. Colibri is a leading global designer, manufacturer and marketer of highly notable and century old heritage branded jewelry products. In addition to the trademarks and inventory, Bidz will make the inventory available for both auction and sale on its Bidz.com and Buyz.com websites. The purchase of these brands from The Colibri Group represents substantially all of the jewelry brands manufactured by Colibri that were available for purchase in the bankruptcy auction.

Many of these well-known brands, such as Krementz since 1866, and Shiman, which is over a century old, and Dolan & Bullock in business since 1919, are among the most respected names in jewelry, characterized by their innovative styling, superior craftsmanship and unsurpassed quality. Van Dell founded in 1943, manufactures semi-precious and sterling jewelry, and cultured pearls. The Taylor Avedon collection of primarily hand-set pyrite, gemstones and sterling silver draws from classic design and updates them with a modern look.

The Company is in the process of receiving, photographing, and merchandising the inventory and expects to begin to auction the jewelry on its website in May. The acquired inventory will be on the company’s balance sheet at the end of the first quarter of 2009. The company expects to sell the newly acquired inventory primarily through online auctions on its Bidz.com and Buyz.com website.

“We are extremely pleased to have acquired such a strong assortment of inventory and the intellectual property for these quality brands,” said David Zinberg, Chief Executive Officer of Bidz.com. “The Colibri Group, and its portfolio of brands, is a company with global brand recognition and now we are honored to have the opportunity to revive these iconic jewelry brands with diverse product offerings at great values. Purchasing the trademarks and tools to Krementz, Shiman and others will allow us to continue to provide a broad and beautiful assortment of quality jewelry to our customers. We are confident and excited to have the opportunity to acquire and reinvigorate this stable of quality brands.” Mr. Zinberg continued, “Our reputation, knowledge and credibility in the market place, combined with our solid balance sheet enables us to take advantage of unique opportunities such as this.”

About Bidz.com

Bidz.com, founded in 1998, is an online retailer of jewelry. Bidz offers its products through at live auction format as well as a fixed price online retail store, Buyz.com. Bidz.com’s auctions are also available in Arabic, German and Spanish. To learn more about Bidz.com visit its website at www.bidz.com.

Safe Harbor Statement

This press release includes forward looking statements about the Company’s estimated revenue and earnings within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including statements regarding the Company’s future financial position, business strategy and plans and objectives of management for future operations, are forward looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions, as they relate to the Company, are intended to identify forward looking statements. We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect the Company’s financial condition, results of operations, business strategy and financial needs. Risks and uncertainties include that our common stock is subject to short selling and trading, and prices of our stock may be volatile; that we are subject to “prank” bidding; that we may face increasing costs to acquire new customers; the ability of the Company to attract customers to its website and offer attractive products; the ability to maintain profit levels while expanding international sales; the ability to detect fraud if we fail to maintain an effective system of internal controls; the ability to maintain our website, electronic data processing systems, and systems hardware; the ability to forecast accurately net revenue and plan for expenses; that we do not have a guaranteed supply of jewelry products and that we have a heavy concentration of inventory purchase from our top two suppliers; the ability to protect our intellectual property rights; and potential litigation and government enforcement actions that may result from our prior securities offerings. Please refer to Bidz.com’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Bidz.com undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

SOURCE: Bidz.com

IR Contact:

Addo Communications, Inc.

Andrew Greenebaum

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